Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 10

to Prospectus Dated May 10, 2006

Embarq Corporation

Restricted Shares of Common Stock

Restricted Stock Units and

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated May 10, 2006 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated December 13, 2006.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 11 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)

Amendments to Embarq Corporation 2006 Equity Incentive Plan

On December 7, 2006, the Embarq Corporation Board of Directors adopted amendments to the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”). The amendments clarify that the decision by the Compensation Committee of the Board to equitably adjust the number of shares available under the Plan and the number or value of shares subject to outstanding awards upon the occurrence of certain events affecting the common stock of the Company, such as a merger, recapitalization, stock split, or other change in corporate structure affecting the common stock, is mandatory, rather than discretionary. The amendments also change the default definition of “fair market value” for purposes of determining the exercise price of future stock options and stock appreciation rights from the average of the high and low prices on the date of grant to the closing price on the date of grant. Under the Plan, stock options and stock appreciation rights may not be granted with an exercise price less than the fair market value on the date of grant. The amendments became effective upon Board approval.

The above is a summary of the amendments to the Plan and does not purport to be complete. This summary is qualified in its entirety by reference to the Embarq Corporation 2006 Equity Incentive Plan, as amended and restated, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Embarq Corporation 2006 Equity Incentive Plan, as amended and restated

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Embarq has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation

Date: December 13, 2006	By:	/s/ Tracy D. Mackey
Tracy D. Mackey
Assistant Secretary

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Embarq Corporation 2006 Equity Incentive Plan, as amended and restated

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